News Release	Contact:
	Media:	Colleen McCarthy
+ 212 915 8307 Email: colleen.mccarthy@willis.com
Investors:
Peter Poillon +1 212 915 8084 Email: Peter.Poillon@willis.com

Todd Jones Appointed Chief Executive Officer,

Willis North America

Vic Krauze Retains Role as Chairman, Willis North America

NEW YORK, July 1, 2013 - Willis Group Holdings plc (WSH:NYSE), the global risk advisor, insurance and reinsurance broker, today announced the appointment of Todd Jones as Chief Executive Officer of Willis North America, the company’s largest business segment. Jones will report to Willis Group Chief Executive Officer, Dominic Casserley and will represent Willis North America on the Willis Group Operating Committee. His appointment takes effect today.

Vic Krauze, who joined Willis in 1997, has served as Chairman and Chief Executive Officer of Willis North America since 2010 and will retain his current role as Chairman. In this capacity, Krauze will work closely with Jones in his new leadership position to strengthen and grow the business segment, building on the many milestones that Krauze and his team have achieved during his tenure as CEO.

Willis North America is the North American retail brokerage business of Willis Group Holdings. The business, which in 2012 reported revenues of more than $1.3 billion, has more than 100 local offices across the United States, Canada and Mexico, offering a full range of insurance and risk management services, specialist expertise and global resources to large corporate, middle-market and small business clients. The business unit has over 6,000 employees.

“Todd Jones is ideally suited to lead Willis North America at this stage of the business unit’s growth, bringing to his position 10 years of increasingly prominent roles at our firm and having worked alongside Vic as their unit established itself firmly as a market leader in North America,” said Dominic Casserley, CEO of Willis Group. “As Todd moves into his new role, the business will benefit greatly from Vic’s continued experience and expertise, a track record that helped guide the business as it doubled its footprint through the 2008 acquisition of HRH and established new momentum in building organic growth in recent quarters,” Casserley added.

Jones, 48, joined Willis in September 2003, serving as President of Willis North America since 2010. From 2007 to 2010, Jones served as National Partner for the Northeast Region, overseeing all aspects of Willis’ retail operations in the Northeast U.S., and driving growth and strategic development in the region. Previously, Jones served as the North American Practice Leader for Willis’ Executive Risks practice.

“Willis has been my home for the most rewarding 10 years of my career, and I look forward to working with Dominic, Vic and my many fellow Associates at Willis, the best in the industry, to continue to serve our tens of thousands of clients in the U.S., Canada and Mexico,” Jones said. “While I have had a front row seat for some of the most challenging economic conditions that our industry has faced, I know that in the years ahead our clients will need our advice and solutions more than ever in an increasingly risky and interconnected world. We will bring the best resources of Willis from around the world to meet our clients’ needs in North America,” Jones added.

“Todd and I have worked closely together for many years, and his style, vision and leadership have been crucial to the success we have enjoyed together, a partnership that will continue as I assume a new set of duties and Todd takes over the CEO role,” said Vic Krauze, Chairman, Willis North America. “This transition would not be possible without the selfless dedication of our 6,000 Associates across North America who have helped to generate our recent momentum,” Krauze added.

Prior to joining Willis, Jones held various leadership roles in the insurance brokerage industry. Before entering the brokerage industry, Jones was a financial analyst and corporate banker for First Union National Bank, focusing on the telecommunications and healthcare industries. He graduated from Wake Forest University and earned his Masters of Business Administration degree from the Stern School of Business at New York University.

About Willis

Willis Group Holdings plc is a leading global risk advisor, insurance and reinsurance broker. With roots dating to 1828, Willis operates today on every continent with more than 17,000 employees in over 400 offices. Willis offers its clients superior expertise, teamwork, innovation and market-leading products and professional services in risk management and transfer. Our experts rank among the world’s leading authorities on analytics, modelling and mitigation strategies at the intersection of global commerce and extreme events. Find more information at our website, www.willis.com, our leadership journal, Resilience, or our up-to-the-minute blog on breaking news, WillisWire. Across geographies, industries and specialisms, Willis provides its local and multinational clients with resilience for a risky world.

# # #